Pricing Supplement dated March 7, 2002                            Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                    File No. 333-72676
Prospectus Supplement dated November 30, 2001)                Cusip No.88319QD91



                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                          Textron Financial Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate


Issuer:  Textron Financial Corporation



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Principal Amount:  $50,000,000                     Initial Interest Rate:  3.46%

Agent's Discount or Commission:  $125,000   Original Issue Date:  March 12, 2002

Net Proceeds to Issuer:  $49,875,000       Stated Maturity Date:  March 12, 2004
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Interest Category
  [X] Regular Floating Rate Note

  [ ] Floating Rate/Fixed Rate Note
        Fixed Rate Commencement Date:
        Fixed Interest Rate:      %

  [ ] Inverse Floating Rate Note
        Fixed Interest Rate:      %

Interest Rate Basis or Bases:
  [ ] CD Rate                 [ ] Federal Funds Rate   [ ]  Prime Rate
  [ ] CMT Rate                [X] LIBOR                [ ]  Other (see attached)
  [ ] Commercial Paper Rate   [ ] Treasury Rate

If LIBOR:
        [ ] LIBOR Reuters Page:
        [X] LIBOR Telerate Page:  3750
            LIBOR Currency:  US$

If CMT Rate:
      CMT Telerate Page:
        [ ] Telerate Page 7051
        [ ] Telerate Page 7052
            [ ] Weekly Average
            [ ] Monthly Average

Spread (+/-):  +150 bps                             Maximum Interest Rate:     %

Spread Multiplier:  N/A                             Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:  June 12, 2002

Interest Reset Dates:  Quarterly, on the 12th of June,
September, December and March

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Interest Payment Dates:  Quarterly, on the 12th of June,
September, December and March

Interest Determination Dates:  Quarterly, on the 10th of
June, September, December, and March

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):

Day Count Convention:
   [X] Actual/360 for the period from _______ to _______
   [ ] Actual/Actual for the period from _______ to _______
   [ ] 30/360 for the period from _______ to _______

Redemption:
   [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ] The Notes can be redeemed prior to Stated Maturity Date.
       Initial Redemption Date:
       Initial Redemption Percentage:  ____%
       Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
   [X] The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
       Optional Repayment Date(s):
       Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [ ] Yes   [X]  No
  Issue Price:      %

       Total Amount of OID:
       Yield to Maturity:      %
       Initial Accrual Period OID:

Agent:
   [ ] Merrill Lynch, Pierce, Fenner & Smith    [ ] First Union Securities, Inc.
         Incorporated                           [ ] Fleet Securities, Inc.
   [ ] Banc of America Securities LLC           [X] J.P. Morgan Securities Inc.
   [ ] Banc One Capital Markets, Inc.           [ ] Salomon Smith Barney Inc.
   [X] Barclays Capital Inc.                    [ ] UBS Warburg LLC
   [ ] Credit Suisse First Boston Corporation   [ ] Other: _______________
   [ ] Deutsche Bank Alex. Brown Inc.

Agent acting in the capacity as indicated below:
   [X] Agent      [ ] Principal

If as Principal:
   [ ] The Notes are being offered at varying  prices  related to prevailing market prices at the time of resale.
   [ ] The Notes are being offered at a fixed initial public offering price of
       ____ % of the Principal Amount.

If as Agent:
       The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:

             Terms are not completed for certain items above because
                         such items are not applicable.